Exhibit 10.01

Amendment Number 3 to Employment Agreement

This Amendment Number 3 (the “Amendment”) to the Letter Agreement dated January 5, 2005 (the “Agreement”) by and between you, Jeffrey T. Housenbold, and Shutterfly, Inc. (the “Company”), as amended effective December 8, 2008 and March 12, 2009, is effective as of February 17, 2012 (the “Effective Date”).

Recitals

Whereas, you and the Company have previously entered into an Agreement dated as of January 5, 2005, whereby the Company confirmed your employment upon certain terms and conditions;

Whereas, you and the Company previously entered into an amendment to the Agreement effective as of December 8, 2008 (“Amendment Number 1”) and an amendment to the Agreement effective as of March 12, 2009 (“Amendment Number 2”); and

 Whereas, you and the Company agree it is advisable to amend the Agreement further;

Now, Therefore, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, you and the Company hereby agree to the following changes to the Agreement:

Any capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement, Amendment Number 1 or Amendment Number 2.

(1)           Subsection (ii) of Section 5(a) of the Agreement, as it has been deleted and replaced by subparagraph (2) of Amendment Number 1, is hereby deleted and replaced with the following:

“. . . (ii) a requirement by the Company that you relocate your principal office to a facility more than thirty-five (35) miles from the Company’s current Redwood City, California headquarters; . . .”

(2)           Section 6(c) of the Agreement, as it has been deleted and replaced by subparagraph (4) of Amendment Number 1is hereby deleted and replaced with the following:

In the event of your Involuntary Termination or Termination without Cause within twelve (12) months following the closing of a Change in Control, in lieu of any payment under Section 6(b) above, you will be entitled to (i) a lump sum payment equivalent to your then-current base salary for a period of fifteen (15) months and the maximum Target Bonus for the year in which the termination occurred plus an additional one fourth (1/4) of the maximum Target Bonus for the year in which the termination occurred; and (ii) accelerated vesting of all of your unvested options and restricted stock units, including earned and unearned unvested performance-based restricted stock units.

Except as specifically set forth above, all terms and conditions of the Agreement, as amended by Amendment Number 1 and Amendment Number 2 shall remain in full force and effect.  This Amendment shall be deemed to form an integral part of the Agreement, as amended by Amendment Number 1 and Amendment Number 2.  In the event of any inconsistency or conflict between the provisions of the Agreement, as amended by Amendment Number 1 and Amendment Number 2 and this Amendment, the provisions of this Amendment will prevail and govern.

This Amendment may be executed in counterparts and, upon delivery of counterparts which together show the execution by both parties hereto, shall constitute one agreement which shall inure to the benefit of and be binding upon the parties hereto.

In Witness Whereof, the parties hereto have caused this Amendment to be entered into as of the Effective Date.

SHUTTERFLY, INC.

By:	/s/ Peter Navin	/s/Jeffrey T. Housenbold
Name:	Peter Navin	Jeffrey T. Housenbold
Title:	Senior Vice President,
Human Resources